Exhibit 99.2

GUITAR CENTER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$13,624	$15,153
Accounts receivable, net	44,920	53,916
Merchandise inventories	627,084	578,082
Prepaid expenses and other current assets	20,909	16,178
Deferred income taxes	26,974	22,739
Total current assets	733,511	686,068
Property and equipment, net	219,998	201,986
Goodwill	20,330	18,507
Intangible assets, net	8,179	7,612
Other assets, net	13,525	13,305
Total assets	$995,543	$927,478

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$22,267	$20,243
Accounts payable	100,850	93,717
Accrued expenses and other current liabilities	71,432	117,595
Merchandise advances	23,329	26,830
Borrowings under revolving line of credit	169,611	101,144
Total current liabilities	387,489	359,529
Other long-term liabilities	19,753	17,292
Deferred income taxes	5,195	5,165
Long-term debt	887	1,416
Total liabilities	413,324	383,402
Minority interest	1,077	1,339
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	296	295
Additional paid-in capital	475,841	464,217
Retained earnings	105,005	78,225
Total stockholders’ equity	581,142	542,737
Total liabilities and stockholders’ equity	$995,543	$927,478

GUITAR CENTER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,
	2007	2006
Net sales	$518,902	$457,978
Cost of goods sold, buying and occupancy	372,254	326,621
Gross profit	146,648	131,357
Selling, general and administrative expenses	128,345	107,984
Operating income	18,303	23,373
Interest expense, net	2,375	2,374
Income before income taxes and minority interest	15,928	20,999
Income taxes	6,505	7,570
Minority interest in loss	(132)	—
Net income	$9,555	$13,429
Net income per share:
Basic	$0.32	$0.51
Diluted	$0.32	$0.47
Weighted average shares outstanding:
Basic	29,557	26,278
Diluted	30,276	30,012

GUITAR CENTER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Six months ended June 30,

	2007	2006
Net Sales	$1,053,385	$928,725
Cost of goods sold, buying and occupancy	752,361	660,862
Gross profit	301,024	267,863
Selling, general and administrative expenses	252,382	217,098
Operating income	48,642	50,765
Interest expense, net	4,168	4,226
Income before income taxes and minority interest	44,474	46,539
Income taxes	17,924	17,403
Minority interest in loss	(230)	—
Net income	$26,780	$29,136
Net income per share:
Basic	$0.91	$1.11
Diluted	$0.89	$1.03
Weighted average shares outstanding:
Basic	29,532	26,227
Diluted	30,223	29,849